Exhibit 16.1

August 19, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      National Healthcare Technology, Inc.
         Commission File Number 01-28911

We have read the statements that we understand National Healthcare Technology, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4.

Very truly yours,

/s/ Malone & Bailey, PLLC
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Malone & Bailey, PLLC